Exhibit 5.2

7 June 2017

Direct Line: +1 441 299 4915

david.stubbs@conyersdill.com

Matter No.:344165

Doc Ref: 12586232.4

Nabors Industries Ltd.

Crown House — 2nd Floor

4 Par-La-Ville Road

Hamilton HM08

Bermuda

Dear Sirs,

Nabors Industries Ltd. (the “Guarantor”)

We have acted as special Bermuda legal counsel to the Guarantor in connection with the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 7 June 2017 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the offer by the Guarantor and Nabors Industries, Inc. (the “Issuer”) to exchange up to US$600,000,000 of 5.500% senior notes due 2023 (the “New Notes,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) that have been registered under the U.S. Securities Act of 1933, as amended (the “Act”) for a like principal amount of 5.500% senior notes due 2023 (the “Old Notes”).

For the purposes of giving this opinion, we have examined the following documents:

(i)                                     a copy of the Registration Statement;

(ii)                                  a copy of the indenture by and between the Guarantor, the Issuer and Wilmington Trust, National Association, as trustee (the “Trustee”), and Citibank, N.A. as securities administrator dated as of 9 December 2016 (the “Indenture,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto); and

(iii)                               a draft form of the New Notes dated 7 June 2017.

The documents listed in items (ii) through (iii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also examined the memorandum of association and the bye laws of the Guarantor, each certified by the Assistant Secretary of the Guarantor on 7 June 2017, written resolutions of the Board of Directors of the Guarantor dated 27 October 2016 (the “Resolutions”), the notice to the public issued by the Bermuda Monetary Authority dated 1 June 2005 (the “Consent”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Guarantor, to enter into and perform its respective obligations under the Documents, (d) the due execution and delivery of the Indenture by each of the parties thereto, other than the Guarantor, and the physical delivery thereof by the Guarantor with an intention to be bound thereby, (e) the due execution of the New Notes by each of the parties thereto and the delivery thereof by each of the parties thereto, and the due authentication of the New Notes by the Trustee, (f) the accuracy and completeness of all factual representations made in the Registration Statement and the Documents and other documents reviewed by us, (g) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (i) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms, (j) the validity and binding effect under the Foreign Laws of the submission by the Guarantor pursuant to the Documents to the non-exclusive jurisdiction of the Supreme Court of the State of New York  or the United States District Court for the Southern District of New York, in either case in the Borough of Manhattan, The City of New York (the “Foreign Courts”), (k) that none of the parties to the Documents, other than the Guarantor, carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses, (l) at the time of issue of the New Notes, the Bermuda Monetary Authority will not have revoked or amended its Consent and (m) at the time of issue of the New Notes, the Guarantor will be able to pay its liabilities as they become due.

The obligations of the Guarantor under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and (e)  may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction.  Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Guarantor.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.  This opinion is issued solely for the purposes of the filing of the Registration Statement and the offer to exchange the Original Notes for New Notes by the Guarantor and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.              The Guarantor is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.              The Guarantor has taken all corporate action required to authorize its execution, delivery and performance of the Documents including the issuance of the New Notes.

3.              When issued in accordance with the Indenture, duly executed by the Guarantor, duly authenticated by the Trustee and delivered by or on behalf of the Guarantor against exchange of the Original Notes as contemplated by the Registration Statement, the New Notes will constitute valid and binding obligations of the Guarantor under the laws of Bermuda.

4.              At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the Guarantor or by its shareholders in respect of its shares. The Guarantor has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until 31 March 2035, be applicable to the Guarantor or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by the Guarantor in respect of real property owned or leased by the Guarantor in Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” and under the caption “Exhibit 5.2” in the prospectus forming part of the Registration Statement.  In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Act or that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited